UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2019

CPI AEROSTRUCTURES, INC.
(Exact Name of Registrant as Specified in Charter)

New York	001-11398	11-2520310
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91 Heartland Boulevard, Edgewood, New York	11717
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 586-5200

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	CVU	NYSE American

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2019, Dan Azmon was appointed as Chief Financial Officer and Secretary of CPI Aerostructures, Inc. (the “Company”), effective November 18, 2019. Mr. Azmon will be paid an annual base salary of $300,000 and a one-time signing bonus in the amount of $30,000. Additionally, Mr. Azmon will receive a one-time equity award of 10,000 restricted shares of the Company’s common stock (“Shares”), which Shares will vest on November 18, 2022 subject to Mr. Azmon’s continuing employment with the Company. The Shares will be issued pursuant to the Company’s 2016 Long Term Incentive Plan.

In addition to serving as Chief Financial Officer and Secretary of the Company, Mr. Azmon will serve as Chief Financial Officer and Secretary of the Company’s wholly-owned subsidiaries, Welding Metallurgy, Inc. and Compac Development Corporation. Mr. Azmon replaces Vincent Palazzolo, who left the Company and all offices previously held by him on November 12, 2019. Mr. Palazzolo will receive separation benefits as set forth in the Severance and Change in Control Agreement entered into on July 7, 2016, which is attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 7, 2016.

In connection with his appointment as Chief Financial Officer, Mr. Azmon will enter into a Severance and Change in Control Agreement with the Company. The Severance and Change in Control Agreement provides for varying types and amounts of payments and additional benefits upon termination of employment, depending on the circumstances of the termination:

Termination without cause.  If Mr. Azmon’s employment is terminated by the Company other than for cause (as defined in the Severance and Change of Control Agreement), then he will be entitled to (i) continued salary for 12 months, (ii) any earned cash bonus not yet paid for the preceding fiscal year, and (iii) a pro-rated cash bonus calculated using the prior year’s cash bonus amount. A non-competition provision will apply for 12 months as long as severance payments are being paid. Any unvested restricted stock will be forfeited and any unexercised options will expire.

Voluntary Termination or Termination for Cause,. If Mr. Azmon voluntarily terminates his employment, or if the Company terminates his employment for cause, he will not be entitled to any severance payments and will not be bound by a non-compete provision, however he will still be bound by confidentially and non-disparagement obligations. Any unvested restricted stock will be forfeited and any unexercised options will expire.

Termination for disability. If Mr. Azmon’s employment is terminated because of a disability (as defined in the Severance and Change in Control Agreement), then he will receive severance as if employment had been terminated by the Company without cause.

Termination following a change in control. If the employment of Mr. Azmon is terminated within 18 months following a change in control (as defined in the Severance and Change in Control Agreement) either (a) by the Company other than for cause or disability or (b) by Mr. Azmon for good reason (as defined in the Severance and Change in Control Agreement), he will be entitled to (i) his base salary earned through the date of termination, (ii) any earned cash bonus not yet paid for the preceding fiscal year, and (iii) a pro-rated portion of the his annual cash bonus for the portion of the year he worked, assuming all applicable targets had been met. In addition, he will be entitled to a change in control payment in an amount equal to one and one-half times his base salary for the prior full fiscal year. Upon any change in control, all outstanding stock options and restricted stock will vest immediately. Health insurance and other fringe benefits will continue for a period of six months after termination. A non-competition provision will apply for six months.

The foregoing description of the Severance and Change in Control Agreement is qualified in its entirety by reference to the full text of the agreement, a form of which is attached hereto as Exhibit 10.1.

Before joining the Company, Mr. Azmon served in a variety of financial roles at L3 Technologies, Inc. (“L3”) beginning in 2000. From 2008 until the merger between L3 and Harris Corporation in July 2019, Mr. Azmon served as vice president, controller, and principal accounting officer of L3. Prior to joining L-3, Mr. Azmon held a number of financial management and financial reporting positions at ASARCO Incorporated and Salomon Brothers, Inc., and was a manager in the audit practice at Coopers & Lybrand LLP. He holds a Master of Business Administration degree from St. John’s University in accounting and a Bachelor of Business Administration degree in finance from Hofstra University. Mr. Azmon is a certified public accountant.

On November 13, 2019 the Company issued a press release announcing Mr. Azmon’s appointment as Chief Financial Officer, which is included as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description

10.1	Form of Severance and Change in Control Agreement between the Company and Dan Azmon.

99.1	Press Release dated November 13, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2019	CPI AEROSTRUCTURES, INC.

	By:	/s/ Douglas McCrosson
Douglas McCrosson
Chief Executive Officer

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